Exhibit 4.70

(English Translation)

Supplementary Agreement to Business Cooperation Agreement

This Supplementary Agreement to Business Cooperation Agreement (the “Agreement”) is entered into by and among the following parties on January 30, 2011 in Beijing:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China
Party B:	Baidu Netcom Science Technology Co., Ltd.
Address:	No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China

WHEREAS:

The parties entered into the Business Cooperation Agreement on March 22, 2005. Pursuant to Section 2.1 of the Business Cooperation Agreement, as the consideration to the internet information service and relevant services provided by Party B, Party A agreed to pay Party B the fees for the information and relevant services. The detailed standard of the service fees shall be implemented in accordance with Appendix 1 to the Business Cooperation Agreement which may be adjusted in accordance with the actual circumstances by both parties. Pursuant to Appendix 1 to the Business Cooperation Agreement, Party A shall pay RMB10,000 per month to Party B as the fee for information service and relevant services. Party B has the right to determine whether or not to exempt the fees of information service and relevant services.

NOW THEREFORE, the parties agree to terminate the provisions above through friendly negotiation.

This agreement shall be executed in two originals, each party holding one original. All the originals shall have the same legal effect.

IN WITNESS WHEREOF, each party hereto have caused this Agreement to be duly executed by its legal representative on its behalf as of the date first set forth above.

The Licensor:	Baidu Online Network Technology (Beijing) Co., Ltd.
Legal Representative:	/s/ Legal Representative
Company seal:	(The company seal of Baidu Online Network Technology (Beijing) Co., Ltd.)
The Licensee:	Baidu Netcom Science Technology Co., Ltd.
Legal Representative:	/s/ Legal Representative
Company seal:	(The company seal of Baidu Netcom Science Technology Co., Ltd.)

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